KINETICS PORTFOLIOS TRUST
NINTH AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

    THIS NINTH AMENDMENT dated as of the last date on the signature block, to the Fund Administration Servicing Agreement, dated as of January 1, 2002, as amended is entered into by and between Kinetics Portfolios Trust, a Delaware business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the Trust and USBFS (the “Parties”) have entered into a Fund Administration Servicing Agreement dated as of January 1, 2002, as previously amended (the “Agreement”); and

WHEREAS, the Trust and USBFS desire to remove the following fund from Exhibit A:

•The Medical Portfolio
•The Alternative Income Portfolio

WHEREAS, Section 6 of the Agreement allows for its amendment by a written instrument executed by the Trust and USBFS;

NOW, THEREFORE, the Parties agree to the following

1.Exhibit A is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

2.Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the Parties hereto have caused this Ninth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

KINETICS PORTFOLIOS TRUST	U.S. BANCORP FUND SERVICES, LLC

By:	By:
Name:	Name: ___________________________
Title: Date: ____________________________	Title: ____________________________ Date: _____________________________

Exhibit A to the Fund Administration Agreement – Kinetics Portfolio Trust
Administration Services - Annual Fee Schedule at April 2018
Master Portfolios

Series
The Internet Portfolio
The Global Portfolio
The Paradigm Portfolio
The Small Cap Opportunities Portfolio
The Market Opportunities Portfolio
The Multi-Disciplinary Income Portfolio

Annual fee:
    4.5 basis points on the first $1 Billion
    3.5 basis points on the next $6 Billion
    3.0 basis points on the balance

Minimum Annual Fee:    $800,000
Note: Minimum is based on the combined fees for both the Master Portfolios and the Feeder Funds which includes out-of-pocket technology charge of $25,000 per quarter.
Multi-Disciplinary Portfolio – tax review of quarterly distributions: $500 per quarter

Plus miscellaneous expense reimbursements, including but not limited to:
Postage
Programming
Stationery
Proxies
Retention of records
Special reports
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of trustees meetings
Auditing and legal expenses
All other out-of-pocket expenses
Fees are billed monthly

Exhibit A (continued)

Additional Fee Schedule at April 2018 – Master Portfolio

Additional Fees for Assets of the Corporation held in Cayman Island Corporations

GIIN registration:
•$2,500 for first fund per advisor
•$1,500 for each additional fund per advisor
Cayman Portal registration:
•$1,250 for first fund per advisor
•$750 for each additional fund per advisor
FATCA annual filing:
•$1,500 per fund (master/feeder) if all NIL
•$2,500 per fund (master/feeder) if any reportables
CRS annual filing:
•$1,500 per fund (master/feeder) if all NIL
•$2,500 per fund (master/feeder) if any reportables

Supplemental Fees for Tax Reporting if completed by USBFS

Tax Reporting

Federal Tax Returns
1.Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund  (Federal returns & 1099 Breakout Analysis) – $25,000
2.Prepare Federal and State extensions (If Applicable) – Included in the return fees
3.Prepare provision estimates – $2,000 Per estimate

State Tax Returns
1.Prepare state income tax returns for funds and blocker entities – $1,500 per state return
a.Sign state income tax returns – $2,000 per state return
b.Assist in filing state income tax returns – Included with preparation of returns
2.State tax notice consultative support and resolution – $1,000 per fund

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